Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 32% Increase in Regional Anesthesia Sales for 2007
To A Record $89.6 Million Versus $67.9 Million For 2006
Total Revenue From Continuing Operations Increased 24%
Fourth Quarter Regional Anesthesia Sales Increased 29% and Total Revenue
From Continuing Operations Increased 27% Compared to Prior Year
Management Anticipates A Profitable 2008 On Continued Rapid Growth
in Regional Anesthesia Sales and Total Revenue
     LAKE FOREST, CALIFORNIA, March 18, 2008 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced a 32% increase in sales in its Regional Anesthesia business for 2007, to a record $89.6 million compared to $67.9 million for 2006, and a 24% increase in total revenue from continuing operations versus the prior year. Regional Anesthesia sales increased 29% for the fourth quarter of 2007, to a record $25.2 million compared to $19.6 million for the fourth quarter of 2006, and total revenue from continuing operations increased 27% versus prior year.
     “It was an exciting and productive year for I-Flow,” said Donald M. Earhart, Chairman and Chief Executive Officer. “In addition to delivering another year of record sales and revenue growth in excess of our expectations for our proprietary ON-Q® products for relieving pain after surgery without narcotics, we also completed the sale of our InfuSystem subsidiary for $100 million, plus a contingent payment right up to a maximum of $12 million, and entered into a binding letter of intent to acquire AcryMed Incorporated, a privately held Oregon-based developer of innovative infection control and wound healing products, for $25 million in cash. These actions position us to focus even more intensively on building our ON-Q franchise in the multi-billion dollar market for post-surgical pain relief, and take advantage of the long-term growth opportunity for our ON-Q SilverSoakerTM Catheters and transparent wound dressings in the potentially even larger market for infection control and general surgical site care.”
     “Based on these positive developments, and the continued expansion of our marketing programs and ON-Q sales organization now numbering approximately 210 quota-carrying sales professionals on our 350 person sales team, we currently expect to be profitable in 2008 on growth in our Regional Anesthesia business of approximately 25%, and growth in total revenue from continuing operations of approximately 20%, before any contribution from new products scheduled for launch this year,” Earhart said.
AcryMed Acquisition
     Earhart continued, “With the acquisition of AcryMed, which closed on February 15, 2008, I-Flow now owns the proprietary nanoparticle treatment technology that has already proven itself in our ON-Q PainBuster® with ON-Q SilverSoaker Antimicrobial Catheter, the only pain relief pump to document an infection reduction capability. This innovative technology will also be featured in a new line of silver transparent wound-site dressings AcryMed will manufacture for I-Flow, which we plan to bring to market this year. We see additional new product opportunities on the horizon, as AcryMed also is active in researching and developing new wound care technologies and has licensed a portion of these technologies for a range of infection control and wound care products.
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I-Flow Reports 29% Increase in Fourth Quarter Regional Anesthesia Sales
March 18, 2008
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     “We also are pleased that Dr. Bruce Gibbins, AcryMed’s Founder, Chief Technology Officer and Chairman, and Mr. Jack McMaken, AcryMed’s CEO and President, have joined I-Flow under new, full-time employment agreements.”
I-Flow’s Infection Control Opportunity
     A major research study reported at last year’s 47th Annual Interscience Conference on Antimicrobial Agents & Chemotherapy (ICAAC) concluded that I-Flow’s ON-Q Painbuster and ON-Q SilverSoaker catheter, delivering a local anesthetic to treat the pain, is responsible for reducing surgical site infection rates following colorectal surgeries by more than 50% and shortening hospital stays by more than two days when compared with traditional narcotic pain care. “These findings are especially significant in view of the recent announcement by the Centers for Medicare & Medicaid Services (CMS) that, for discharges occurring on or after October 1, 2008, hospitals will not receive additional payment for patients in whom certain conditions were not present on admission, such as hospital-acquired infections,” Earhart said.
     “We believe our ON-Q products have the potential to save hospitals billions of dollars if used to deliver a local anesthetic for post-surgical pain relief across multiple surgeries. To help expand the addressable market, I-Flow has initiated a new study to assess the impact of using ON-Q on the incidence of pneumonia and infections in patients undergoing heart surgery,” Earhart said.
     “We also are devoting considerable effort to increase awareness of the infection reduction study data among surgeons and other healthcare professionals nationwide. We have developed a new ON-Q professional promotional campaign that combines the ON-Q pain relief message with information on the infection study results and additional data establishing the relevancy and importance of infections in the hospital setting. The thrust of our message is that ON-Q Painbuster with ON-Q SilverSoaker, delivering a local anesthetic appears to significantly reduce the risk of surgical site infections and length of hospital stay in patients undergoing abdominal surgery. We plan to expand these efforts in 2008 after we complete market research that is currently underway,” Earhart added.
Fourth Quarter Results
     For the three months ended December 31, 2007, revenue from continuing operations increased 27% to $34.9 million from $27.4 million for the fourth quarter of 2006.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 29% for the fourth quarter of 2007 versus the prior year quarter to $25.2 million from $19.6 million last year.
     ON-Q C-bloc sales increased 121% for the fourth quarter of 2007 to $5.1 million from $2.3 million for the fourth quarter of 2006. Sales of the two new, larger capacity C-bloc pumps introduced in 2007 that enable longer therapy, especially in orthopedics, were strong in the fourth quarter.
     IV Infusion Therapy revenue increased 23% to $9.7 million for the fourth quarter of 2007 from $7.9 million a year earlier. “We had anticipated growth in IV Infusion Therapy revenue in the fourth quarter following a decline in the third quarter, reflecting normal fluctuations in this business due to the timing of orders from distributors,” Earhart said.
     Gross profit was 71% for the fourth quarter of 2007 versus 71% for the fourth quarter of 2006.
     SG&A expenses from continuing operations increased 16% to $23.9 million for the fourth quarter of 2007 from $20.6 million for the fourth quarter of 2006. “As planned, growth in SG&A expenses moderated in the fourth quarter compared to the pace earlier in 2007 as the bulk of the incremental costs associated with our sales force expansion are now behind us. We expect SG&A to rise more slowly than revenue in 2008,” Earhart noted. SG&A expenses from continuing operations included stock-based compensation expense of $1.7 million and $1.4 million for the fourth quarter of 2007 and 2006, respectively.
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I-Flow Reports 29% Increase in Fourth Quarter Regional Anesthesia Sales
March 18, 2008
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     The operating loss from continuing operations for the fourth quarter of 2007 was $21,000 compared to $1.9 million for the fourth quarter of 2006. The Company recorded an impairment loss during the fourth quarter of 2007 of $6.1 million on the common shares of InfuSystem Holdings, Inc., formerly known as HAPC, Inc., purchased by I-Flow in October 2007 in connection with the sale of InfuSystem to HAPC.
     The loss from continuing operations, net of tax, for the fourth quarter of 2007 was $4.4 million, or $0.18 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the fourth quarter of 2006 of $1.0 million, or $0.04 per basic and diluted share.
     The loss from discontinued operations, net of tax, for the fourth quarter of 2007 was $0.6 million, or $0.03 per basic and diluted share. For the fourth quarter of 2006, net income from discontinued operations, net of tax, was $1.2 million, or $0.05 per diluted share.
     The gain on sale of discontinued operations, net of tax, for the fourth quarter of 2007 was $45.4 million, or $1.87 per diluted share.
     Net income for the three months ended December 31, 2007, including both continuing and discontinued operations, as well as gain on sale of discontinued operations, was $40.4 million, or $1.66 per diluted share, including stock-based compensation expense of $2.2 million. This compares to net income for the three months ended December 31, 2006 of $0.1 million, or $0.01 per diluted share, including stock-based compensation expense of $1.7 million.
     At December 31, 2007, I-Flow reported net working capital of approximately $117.2 million, including cash and cash equivalents and short-term investments of $103.5 million, no long-term debt, and shareholders’ equity of $155.6 million.
Twelve Months Results
     For the twelve months ended December 31, 2007, revenue from continuing operations increased 24% to $116.5 million compared to $93.6 million for 2006.
     The loss from continuing operations, net of tax, for 2007 was $9.0 million, or $0.37 per basic and diluted share, including the effect of the impairment loss on HAPC stock discussed above. This compares to income from continuing operations, net of tax, for 2006 of $10.6 million, or $0.44 per diluted share, which included an income tax benefit of $17.6 million.
     Income from discontinued operations, net of tax, for 2007 was $4.8 million, or $0.20 per basic and diluted share. For 2006, income from discontinued operations, net of tax, was $3.0 million, or $0.13 per basic and diluted share.
     Net income for 2007, including both continuing and discontinued operations, as well as gain on sale of discontinued operations, was $41.2 million, or $1.73 per basic and diluted share, including stock-based compensation expense of $7.3 million. This compares to net income for 2006 of $13.7 million, or $0.57 per diluted share, including stock-based compensation expense of $5.6 million.
Conference Call
     I-Flow has scheduled a conference call for Tuesday, March 18, 2008 at 11:00 a.m. EDT. To participate in the call, dial (212) 231-2905 and ask for the I-Flow conference call, reservation #21379056. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21379056, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and twelve months ended December 31, 2007 and 2006 are included in I-Flow’s Report on Form 10-K filed with the SEC on March 17, 2008.
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I-Flow Reports 29% Increase in Fourth Quarter Regional Anesthesia Sales
March 18, 2008
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About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving surgical outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment expenses; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)
#44xx

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$34,862	$27,433	$116,474	$93,582
Cost of sales	10,182	7,993	32,025	26,267

Gross profit	24,680	19,440	84,449	67,315
Costs and expenses:
Selling, general & administrative	23,907	20,631	89,592	72,743
Product development	794	672	2,657	2,436

Total expenses	24,701	21,303	92,249	75,179
Operating loss	(21)	(1,863)	(7,800)	(7,864)
Impairment loss on investment	(6,118)	—	(6,118)	—
Interest income, net	1,635	266	2,425	933

Operating loss from continuing operations before income taxes	(4,504)	(1,597)	(11,493)	(6,931)
Income tax benefit	(133)	(564)	(2,500)	(17,561)

Income (loss) from continuing operations, net of tax	(4,371)	(1,033)	(8,993)	10,630
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(634)	1,168	4,825	3,044
Gain on sale of discontinued operations, net of tax	45,396	—	45,396	—

Net income	$40,391	$135	$41,228	$13,674

Per share of common stock, basic
Income (loss) from continuing operations, net of tax	$(0.18)	$(0.04)	$(0.37)	$0.47
Income (loss) from discontinued operations, net of tax	(0.03)	0.05	0.20	0.13
Gain on sale of discontinued operations, net of tax	1.87	—	1.90	—

Net income	$1.66	$0.01	$1.73	$0.60

Per share of common stock, diluted
Income (loss) from continuing operations, net of tax	$(0.18)	$(0.04)	$(0.37)	$0.44
Income (loss) from discontinued operations, net of tax	(0.03)	0.05	0.20	0.13
Gain on sale of discontinued operations, net of tax	1.87	—	1.90	—

Net income	$1.66	$0.01	$1.73	$0.57

Weighted average shares, basic	24,304	23,124	23,889	22,887
Weighted average shares, diluted	24,304	23,124	23,889	24,071

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	December 31,
(in thousands)	2007	2006
ASSETS
Cash, Equivalents & Short-term Investments	$103,483	$27,422
Accounts Receivable, Net	22,443	18,935
Inventories, Net	13,128	13,611
Other Current Assets	4,810	4,745
Net Current Assets - Assets Held for Sale	—	11,977
Property, Plant & Equipment, Net	3,318	2,843
Other Assets	41,473	17,297
Noncurrent Assets - Assets Held for Sale	—	15,316

Total	$188,655	$112,146

LIABILITIES AND EQUITY
Current Liabilities	$26,677	$12,516
Current Liabilities - Assets Held for Sale	—	7,626
Long-term Liabilities	6,402	—
Shareholders’ Equity	155,576	92,004

	$188,655	$112,146